                                                                  Exhibit 10.2
Dominion Resources, Inc.
Performance Grant Agreement

THIS AGREEMENT, dated April 3, 2007, between DOMINION RESOURCES, INC., a Virginia Corporation (the "Company") and                          ("Participant"), is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan (the "Plan") to the extent provided below. If not used herein, all terms used in this Agreement have the same meaning given them in the Plan. The Performance Grant will be administered by the Compensation, Governance and Nominating Committee (the “CGN Committee”) of the Company’s Board of Directors.

1.
Performance Grant. Pursuant to the Plan, the Participant is granted a Performance Grant at a Target Amount of                on April 3, 2007 (“Date of Grant”), subject further to the terms and conditions set forth herein. The actual payout may be from 0% to 200% of the Target Amount. Payment will be made by March 15, 2009 or as soon as administratively practicable thereafter. The Performance Period for purposes of this Agreement is the period beginning January 1, 2007 and ending December 31, 2008.

2.	TSR Performance Conditions

Total Shareholder Return Performance (“TSR Performance”) shall determine fifty percent (50%) of the Target Amount (“TSR Percentage”). TSR Performance is defined in Exhibit A. The Performance Period for the TSR Performance is the period beginning January 1, 2007 and ending December 31, 2008. The TSR Percentage that will be paid out, if any, is based on the following table.

Percentage Payout of TSR Percentage
Relative TSR Performance

Top Quartile - 75 % to 100%	150% - 200%
2nd Quartile - 50% to 74.9%	100% - 149.9%
3rd Quartile - 25% to 49.9%	50% - 99.9%
4th Quartile - below 25%	0%

To the extent that the Company’s TSR Performance ranks in a percentile within the Top, 2nd or 3rd Quartiles of Relative TSR Performance, then the TSR Percentage Payout shall be interpolated between the top and bottom of the Percentage Payout of TSR Percentage range for that Quartile.

No payment will be made if the TSR Performance is in the 4th Quartile, except that a payment of 25% of the TSR Percentage shall be made if the Company’s TSR Performance was at least        % on a compounded annual basis for the Performance Period.

3.	ROIC Performance Conditions

Return on Invested Capital Performance (“ROIC Performance”) shall determine fifty percent (50%) of the Target Amount (“ROIC Percentage”). ROIC Performance is defined in Exhibit A. The Performance Period for the ROIC Performance is the period beginning January 1, 2007 and ending December 31, 2008. The ROIC Percentage that will be paid out, if any, is based on the following table.

Percentage Payout
ROIC Performance	of ROIC Percentage

% or greater	200%
% - %	150% - 199.9%
% - %	100% - 149.9%
% - %	50% - 99.9%
Below %	0%

To the extent that the Company’s ROIC Performance is between      % and       %, then the ROIC Percentage payout shall be interpolated between the top and bottom of the applicable Percentage Payout of ROIC Percentage range set forth above.

The ROIC Performance may be adjusted negatively by the CGN Committee based on the Company’s performance under the final approved ROIC goals for non-executive officers for their 2007 performance grants. Any adjustments to the ROIC Performance will be communicated to the Participant when made.

4.	Death, Disability, Retirement and Termination without Cause.

a.
Retirement. If the Participant Retires and would have been eligible for a payment under paragraphs 2 or 3 if the Participant had remained employed until December 31, 2008, the Participant shall receive the amount determined under paragraphs 2 and/or 3 as if the Participant had remained employed times the fraction of (A) the number of completed months from the Date of Grant to the Participant’s Retirement divided by (B) the number of months between the Date of Grant and December 31, 2008. Payment shall be made at the time provided in paragraph 1.

b.
Death, Disability and Termination without Cause. If during the Performance Period and before a Change of Control, the Participant dies, becomes Disabled, or is terminated without Cause (as “Cause” is defined in the Participant’s Employment Continuity Agreement), the Participant shall receive a lump sum cash payment equal to the product of (i) and (ii) where

(i)
is the predicted performance used for determining the compensation cost recognized by the Company for this Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the event and

(ii)
is the fraction of (A) the number of complete calendar months from the Date of Grant to the date of death, Disability and termination without Cause divided by (B) the number of months between the Date of Grant and December 31, 2008.

Payment under this paragraph 4(b) shall be made 30 days after the date of the Participant’s death or termination of employment due to Disability or termination without Cause; provided, however, that payment shall be made no earlier than six months after the Participant’s death or termination if the payment is subject to Section 409A of the Code and the Participant is a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code).

5.
Change of Control. Upon a Change of Control, the Participant shall receive a lump sum cash payment, within 15 days of the Change of Control date, equal to the greater of (A) the Target Amount or (B) the total payout that would be made at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by the Company for this Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the Change of Control was the actual performance for the Performance Period.

6.	Terms and Conditions.

a.
Forfeiture. Except as provided in paragraphs 4 or 5, the Participant's rights in the Performance Grant shall be forfeited if the Participant’s employment with the Company or a Dominion Company terminates before December 31, 2008.

b.	Nontransferability. No rights in the Performance Grant are transferable.

c.
Retirement. For purposes of this Agreement, the term Retire or Retirement means termination when the Participant is eligible for early, normal or delayed retirement as defined in the Dominion Pension Plan, or would be eligible if any crediting of deemed additional years of age and/or service applicable to the Participant under the Company’s Benefit Restoration Plan or New Benefit Restoration Plan were applied under the Pension Plan, as in effect at the time of the determination.

d.
No Right to Continued Employment. This Performance Grant does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time. The CGN Committee reserves the right to reduce the amount paid to a Participant below the calculated amount earned under this Performance Grant or pay no amount at all to the Participant.

e.	Tax Withholding. The Company will withhold from any payment the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold on the payment.

f.
Application of Code Section 162(m). It is intended that payments for TSR Performance under this Performance Grant to a Participant who is a “covered employee” constitute “qualified performance-based compensation” within the meaning of section 1.162-27(e) of the Income Tax Regulations. The CGN Committee will certify the TSR Performance. To the maximum extent possible, this Performance Grant and the Plan shall be interpreted and construed consistent with this paragraph 6(f).

g.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

h.
Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of the award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date of the Performance Grant, as it may be amended from time to time.

i.	Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

j.
Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer.

                                        Dominion Resources, Inc.

                                        By: ______________________________
                                        Thomas F. Farrell, II
                                        President and Chief Executive Officer

                                                                                                        EXHIBIT A

Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) are determined under policies established by the CGN Committee. The calculations of the performance measures are summarized below.

Total Shareholder Return

The TSR Performance will be measured based on where the Company’s total shareholder return during the Performance Period ranks in relation to the total shareholder returns of the Comparison Companies during such period. TSR reflects the change in stock price during the Performance Period plus any dividends paid.

The Comparison Companies are:

American Electric Power Company, Inc.	FPL Group, Inc.
Constellation Energy Group, Inc.	NiSource Inc.
Duke Energy Corporation	PPL Corporation
Entergy Corporation	Progress Energy, Inc.
Exelon Corporation	Public Service Enterprise Group Incorporated
FirstEnergy Corporation	Southern Company

The list of Comparison Companies is subject to adjustment in accordance with policies established by the CGN Committee. Any adjustments to the list of Comparison Companies will be communicated to the Participant when made.

Return on Invested Capital

ROIC reflects the Company’s total return divided by average invested capital for the Performance Period. For this purpose, total return is the Company’s operating earnings plus its after-tax interest and related charges plus preferred dividends. In accordance with policies established by the CGN Committee, the ROIC Performance may be adjusted negatively by the CGN Committee based on the Company’s performance under the final approved ROIC goals for non-executive officers for their 2007 performance grants. Any adjustments to the ROIC Performance will be communicated to the Participant when made.